Exhibit 99.1
For Immediate Release
PostRock Reports First Quarter Results
OKLAHOMA CITY — May 11, 2011 — PostRock Energy Corporation (NASDAQ: PSTR) today announced results for the first quarter of 2011. Revenues totaled $24.8 million, a 20.9% decrease from the prior-year quarter. The decline was primarily due to significantly lower realized gas prices and a slight decline in production, partially offset by higher pipeline revenue. Average realized prices for the period, excluding hedging, decreased to $4.33 per Mcfe, a 22.9% decrease. Excluding prior-year production from Appalachian assets that have been sold, production declined 1.5% from the prior year period to an average of 51.9 Mmcfe per day. The decrease was primarily due to adverse weather in the Cherokee Basin during February which deferred production. Pipeline revenue increased 18.6% to $3.2 million, primarily due to higher volumes and additional short-term contracts. Realized hedging gains in the quarter increased to $9.2 million, a 35.3% increase from the year earlier period.
     Production costs, including lease operating expenses (“LOE”) and production taxes totaled $12.4 million, a 2.6% decrease from the prior-year quarter. The decline was primarily due to a $0.7 million reduction in ad valorem taxes and $0.2 million lower severance taxes, offset by $0.6 million higher LOE. The reduction in taxes reflected the lower realized gas prices. LOE increased primarily as a result of higher than expected one-time well repair expense on oil wells in Oklahoma. Total production costs were $2.66 per Mcfe for the period, a slight increase from that reported in the prior year. During the quarter, the Company recovered $1.4 million of the cost to operate the gathering system through third party gathering fees. These fees are recorded as revenues. LOE net of this recovery was $1.91 per Mcfe. Pipeline operating expense totaled $1.7 million, a 5.0% decrease from the prior-year quarter.
     General and administrative expenses totaled $4.9 million, a 33% decrease from the prior-year period as accounting, tax, audit and financial advisory fees decreased $1.6 million and legal fees decreased $900,000 from the year-ago period. These reductions resulted from efficiencies achieved through the recombination of PostRock’s predecessors in March 2010 and its re-capitalization in September.
     In the quarter, the Company added $9.5 million to its litigation reserves, bringing the total to $10.5 million. This amount is the current estimated exposure relating to royalty litigation pending in Oklahoma and Kansas. These lawsuits represent the last known significant contingent liability remaining from the predecessor entities. The Company will continue to vigorously defend these lawsuits.
Debt and Liquidity
     At March 31, 2011, PostRock had $203.9 million of outstanding debt. This consisted of $181.5 million under its Borrowing Base Facility, $12.0 million of Secured Pipeline debt and $10.4 million on its non-recourse QER Loan. The Secured Pipeline Loan will be paid off in equal installments over the next twelve months. Including $1.5 million of outstanding letters of credit available liquidity at March 31, 2011 approximated $42.0 million.
     Amounts available under the Borrowing Base Facility will be redetermined as of March 31, 2011. The redetermination will be effective July 31, 2011. The borrowing base is determined based on the value of oil and gas reserves using its lenders’ price forecasts. Primarily due to a reduction in lender price forecasts since the last redetermination, a reduction of the borrowing base is anticipated. At March 31, 2011, the Company was in compliance with all financial covenants.

	December 31,	March 31,
	2010	2011
	(in thousands)
Cash and equivalents	$730	$11

Long-term debt (including current maturities)
Borrowing Base Facility	$187,000	$181,500
Secured Pipeline Loan	13,500	12,000
QER Loan	19,721	10,423

Total	$220,221	$203,923

Redeemable Preferred Stock	$50,622	$52,091
Stockholders’ deficit	$(12,792)	$(17,822)

Total capitalization	$258,051	$238,192

Hedges
     PostRock holds natural gas hedges covering 37.1 Mmcf a day for the remaining three quarters of 2011 at an average price of $6.27 per Mcf. The Company also holds hedges covering 30.1 Mmcf a day in 2012 at an average price of $6.56 per Mcf and 24.7 Mmcf a day in 2013 at an average price of $6.58 per Mcf. The fair value of the Company’s hedges at March 31, 2011 was $50.7 million. The fair value of the hedges changes daily based on oil and gas price fluctuations.
Capital Expenditures
     In the quarter, capital expenditures totaled $8.9 million, a $900,000 increase from the prior-year period. The Company spent $8.2 million on production, $500,000 on equipment and maintenance and $200,000 on land.
Shelf Registration Statement
     On May 3, 2011, PostRock filed a $100 million universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). Once declared effective by the SEC, the Company may issue securities under the shelf in one or more offerings over a 12 consecutive month period having a total value not to exceed one-third of the Company’s equity public float. At present, that limit approximates $21.7 million.
     The shelf registration statement is intended to give PostRock the flexibility to sell securities if and when market conditions and circumstances warrant, to provide funding for growth or other strategic initiatives, for debt reduction or refinancing and for other general corporate purposes. The actual amount and type of securities, or combination of securities, and the terms of those securities, will be determined at the time of sale, if such sale occurs. If and when a particular series of securities is offered, the prospectus supplement relating to that offering will set forth the intended use of net proceeds.
Management Comment
     Commenting on the results, David C. Lawler, President and Chief Executive Officer, said: “While we found it necessary to reserve a substantial amount in the quarter related to royalty litigation, our core business performance was solid. In January, we closed on the second of an anticipated three phase sale of certain Appalachian assets to Magnum Hunter. The proceeds were used to further reduce the outstandings under our non-recourse QER loan. This sale was has allowed us to refocus our attention on the Cherokee Basin. We hope to close the third phase in the second quarter and to eliminate the remaining non-recourse loan balance.”
     “During the first quarter, we drilled and connected 39 development wells, completed 9 new wells drilled in prior periods, recompleted or connected 20 wells and returned 30 wells to production in the Cherokee Basin. Our average cost for a new development well was $142,000, a 9% decrease from the fiscal year 2010 average of $156,000. In aggregate, the average new development well is expected to provide a 24% rate of return and is currently producing at above expected rates. While initial results are encouraging, it is too early to tell if production from the new wells will continue to rise and reach the anticipated peak. However, if our development continues to meet or exceed expectations, we would expect to see production grow year-over-year.”
     “Gross margin of our pipeline operations improved by 63% from the year-ago period to $1.5 million as a result of our focused efforts to increase utilization, add new transportation contracts and reduce operating costs. We believe our improved credit profile, expanding services, cost reductions and potential exposure to the emerging Mississippian play in north central Oklahoma will continue to attract additional customers and new transportation contracts to provide a consistent stream of revenue.”
     PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,120 mile interstate natural gas pipeline, which transports natural gas from northern Oklahoma and western Kansas to Wichita and Kansas City
     PostRock’s logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7221.
Webcast and Conference Call
     PostRock will host its quarterly webcast and conference call tomorrow, Thursday, May 12, 2011 at 10:00 a.m. Central Time. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is 866-516-1003.
Forward-Looking Statements
Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by PostRock. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s Annual Report on Form 10-K and other filings with the SEC. The Company’s filings with the SEC may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contacts:

Jack Collins	North Whipple
Chief Financial Officer	Manager, Corporate Development & Investor Relations
(405) 702-7460	(405) 702-7423
Reconciliation of Non-GAAP Financial Measures
PostRock defines adjusted EBITDA as net income (loss) before income taxes; interest expense, net; depreciation, depletion and amortization; other (income) expense; change in fair value of derivative instruments; loss (gain) on sale of assets; stock based compensation and impairments.

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the period presented:

	(Predecessors)
	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2010	2011
	(in thousands)
Net income (loss) attributable to controlling interest	$28,788	$(3,861)
Adjusted for:
Net income (loss) attributable to non-controlling interest	9,958	—
Interest expense, net	7,434	2,689
Depreciation, depletion, accretion and amortization	5,267	6,891

EBITDA	$51,447	$5,719

Other (income) expense, net	113	(334)
Unrealized (gain) loss from derivative financial instruments	(37,012)	10,057
Stock based compensation	891	299
Loss (Gain) on sale of assets	172	(9,922)

Adjusted EBITDA	$15,611	$5,819

Legal expense	1,728	9,743
Other addbacks	1,172	17
Excluded subsidiaries	(660)	70

Debt Covenant EBITDA	$17,851	$15,649

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion, amortization and accretion, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	(Predecessors) January 1,	March 6, 2010	Three Months
	2010 to March	to March 31,	Ended March
	5, 2010	2010	31, 2011
Revenues
Oil and gas sales	$18,659	$8,471	$20,237
Gathering	1,076	430	1,356
Pipeline	1,749	927	3,173

Total revenues	21,484	9,828	24,766
Costs and expenses
Production expense	8,645	4,118	12,434
Pipeline expense	1,110	637	1,660
General and administrative	5,735	1,584	4,888
Litigation reserve	—	1,570	9,500
Depreciation, depletion and amortization	4,164	1,103	6,891
(Gain) loss from sale of assets	—	172	(9,922)

Total	19,654	9,184	25,451

Operating income	1,830	644	(685)

Other income (expense)
Gain (loss) from derivative financial instruments	25,246	18,573	(821)
Other income (expense), net	(4)	(109)	334
Interest expense, net	(5,336)	(2,098)	(2,689)

Total other income (expense)	19,906	16,366	(3,176)

Income before income taxes and non-controlling interests	21,736	17,010	(3,861)
Income taxes	—	—	—

Net income	21,736	17,010	(3,861)
Net income attributable to non-controlling interest	(9,958)	—	—

Net income attributable to controlling interest	$11,778	$17,010	$(3,861)
Preferred dividends	—	—	(1,859)
Accretion of redeemable preferred stock	—	—	(355)

Net income (loss) available to common stock	$11,778	$17,010	$(6,075)

Net income (loss) per common share
Basic	$0.37	$2.12	$(0.74)

Diluted	$0.36	$2.04	$(0.74)

Weighted average shares outstanding
Basic	32,137	8,038	8,256

Diluted	32,614	8,348	8,256

Dilution
At March 31, 2011, we had 8,290,482 shares of common stock issued and outstanding. In addition, White Deer holds warrants to purchase 19,875,191 shares of common stock at a weighted average exercise price of $3.21, and we have 392,000 unvested restricted stock units outstanding. Consequently, if these shares were included as outstanding, our outstanding shares would be 28,557,673 of which White Deer’s warrants represent approximately 70%. Because we recorded a loss for the quarter, the warrants and restricted stock units would be antidilutive so they are excluded from our diluted share calculations. By exercising their warrants, White Deer can benefit from their respective percentage of all of our profits and growth. In addition, if White Deer begins to sell significant amounts of our common stock, or if public markets perceive that they may sell significant amounts of our common stock, the market price of our common stock may be significantly impacted

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	March 31,
	2010	2011
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$730	$11
Accounts receivable — trade, net	11,845	10,494
Other receivables	1,153	994
Inventory	6,161	5,817
Other assets	2,799	3,960
Derivative financial instruments	31,588	29,588

Total	54,276	50,864
Oil and gas properties, full cost accounting, net	116,488	118,451
Pipeline assets, net	61,148	60,843
Other property and equipment, net	15,964	14,946
Other, net	9,303	10,306
Derivative financial instruments	39,633	32,474

Total assets	$296,812	$287,884

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$7,030	$8,583
Revenue payable	5,898	5,123
Accrued expenses	7,190	6,761
Litigation reserve	1,020	10,520
Current portion of long-term debt	10,500	12,000
Derivative financial instruments	3,792	4,705

Total	35,430	47,692
Derivative financial instruments	6,681	6,666
Asset retirement obligations	7,150	7,334
Long-term debt	209,721	191,923

Total liabilities	258,982	253,615

Commitments and contingencies
Series A Cumulative Redeemable Preferred Stock	50,622	52,091

Stockholders’ Equity
Preferred stock	2	2
Common stock	82	83
Additional paid-in capital	377,538	376,368
Accumulated deficit	(390,414)	(394,275)

Total deficit	(12,792)	(17,822)

Total liabilities and equity	$296,812	$287,884

POSTROCK ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	(Predecessors)
	January 1, 2010	March 6, 2010	Three Months
	to March 5,	to December 31,	Ended March 31,
	2010	2010	2011
Cash flows from operating activities
Net income (loss)	$21,736	$17,010	$(3,861)
Adjustments to reconcile net income (loss) to cash provided by operations
Depreciation, depletion and amortization	4,164	1,103	6,891
Stock-based compensation	808	83	299
Amortization of deferred loan costs	2,094	396	421
Change in fair value of derivative financial instruments	(21,573)	(15,439)	10,057
Litigation reserve	—	1,450	9,500
Loss (gain) on disposal of property and equipment	—	172	(9,922)
Other non-cash changes to net income (loss)	—	111	(291)
Change in assets and liabilities
Receivables	777	481	1,535
Payables	743	1,460	187
Other	468	(2,553)	(2,227)

Cash flows from operating activities	9,217	4,274	12,589

Cash flows from investing activities
Restricted cash	(1)	155	28
Proceeds from sale of oil and gas properties	—	—	5,763
Equipment, developement, leasehold and pipeline	(2,282)	(2,241)	(8,530)

Cash flows from investing activities	(2,283)	(2,086)	(2,739)

Cash flows from financing activities
Proceeds from debt	900	500	—
Repayments of debt	(41)	(4,004)	(10,569)

Cash flows from financing activities	859	(3,504)	(10,569)

Net increase (decrease) in cash	7,793	(1,316)	(719)
Cash and equivalents-beginning of period	20,884	28,677	730

Cash and equivalents-end of period	$28,677	$27,361	$11